EXHIBIT 2.1

DATE: 21 May 2021

AGREEMENT FOR THE SALE AND PURCHASE OF
THE ENTIRE ISSUED SHARE CAPITAL OF
MAGICARD HOLDINGS LIMITED

Between

(1) THE PARTIES LISTED IN PART 1 OF SCHEDULE 1

(2) LDC (NOMINEES) LIMITED AS NOMINEE OF LDC V LP ACTING BY LDC
(MANAGERS) LIMITED AND OTHERS

and

(3) BRADY CORPORATION ASIA PTE. LTD.

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place
78 Cannon Street
London EC4N 6AF
T +44 20 7367 3000
F +44 20 7367 2000
cms.law

THIS AGREEMENT is made on 21 May 2021

BETWEEN:
(1)THE SEVERAL PERSONS whose respective names and addresses are set out in column (A) in part 1 of schedule 1 (the “Individual Sellers”);
(2)THE SEVERAL PERSONS whose respective names and addresses are set out in column (A) in part 2 of schedule 1 (the “Institutional Sellers”); and
(3)BRADY CORPORATION ASIA PTE. LTD., a company incorporated in Singapore (registered number 200410080M) whose registered office is at UOB Plaza, 80 Raffles Place, Postal 048624, #32-01, Singapore (the “Buyer”).

RECITALS:
(A)The Company (as defined below) is a private company limited by shares. Further details about the Company are set out in part 1 of schedule 2.
(B)The Sellers wish to sell and the Buyer wishes to buy all of the issued share capital of the Company on and subject to the terms of this Agreement.

IT IS AGREED AS FOLLOWS:

1.Definitions and Interpretation
1.1In this Agreement, the following words and expressions shall have the following meanings unless otherwise stated:
“A1 Ordinary Shares” means the 698,707 A1 ordinary shares of £0.001 each in the capital of the Company;
“A2 Ordinary Shares” means the 1,292,353 A2 ordinary shares of £0.001 each in the capital of the Company;
“Accounting Records” means for each Group Company, its accounting records which record its transactions, assets and liabilities as required by section 386 of the Companies Act 2006 in respect of the Group Companies incorporated and registered in the United Kingdom, or equivalent in the relevant jurisdiction of registration;
“Accounts” means the audited financial statements of each Group Company, including in the case of the Company its consolidated financial statements, for the financial year ended on the Accounts Date, comprising:
(a)in the case of the Company, a consolidated statement of comprehensive income, consolidated statement of financial position, company statement of financial position, consolidated statement of changes in equity, company statement of changes in equity, consolidated statement of cash flows, strategic report, directors’ report, auditor’s report and notes;
(b)in the case of Magicard Ltd, a statement of comprehensive income, statement of financial position, statement of changes in equity, strategic report, directors’ report, auditor’s report and notes; and
(c)in the case of Magicard US, Inc, such parts of the consolidated financial statements of the Group as relate to Magicard US, Inc;
“Accounts Date” means 31 December 2020;
“Anti-Bribery Laws” means all Applicable Laws which relate to anti-bribery and/or anti-corruption, including the Bribery Act 2010;
“Applicable Law” means all law (whether criminal, civil or administrative), common law, judgment, order, statute, code, regulation, directive (in so far as legally binding), treaty or instrument or other requirement of any governmental authority so far as legally binding on each Group Company and in force at the date of this Agreement;
“Associate” means any person who at any relevant time is connected with that person within the meaning of sections 1122 to 1124 Corporation Tax Act 2010;
“Authority” means any governmental, statutory or regulatory authority, agency, body or prosecutor (including any stock exchange or listing authority and any data protection supervisory authority);
“B Ordinary Shares” means the 60,222 B ordinary shares of £0.005 each in the capital of the Company;
“Bank” means NatWest Markets Plc;
“Bank Debt” means the sum of £6,443,988.87, being the aggregate amount outstanding under the Facilities Agreement as at the date of Completion, inclusive of all principal and interest outstanding and all other costs and charges of any nature such as termination or early repayment penalties as set out in the Bank Pay-Off Letter;
“Bank Pay-Off Letter” means a pay-off letter in the agreed form between the Company and the Bank setting out the mechanics for repayment of the Bank Debt;
“Brady Deal Team” means Wes Colombia, Scott Vuchetich, Andrew Gorman, Andrew Schmitt, John Hendricks and Jeff Haufschild;
“Business” means the business of designing, manufacturing, and selling identification card printers and consumables as carried on by each Group Company as at the date of this Agreement;
“Business Day” means a day that is not a Saturday or Sunday or a public holiday in England or the United States;
“Buyer’s Group” means the Buyer and its group undertakings at any relevant time;
“Buyer’s Solicitors” means Eversheds Sutherland (International) LLP of 1 Wood Street, London, EC2V 7WS;
“C Ordinary Shares” means the 158,141 C ordinary shares of £0.005 each in the capital of the Company;
“C1 Ordinary Shares” means the 238,116 C1 ordinary shares of £0.0025 each in the capital of the Company;
“C2 Ordinary Shares” means the 84,903 C2 ordinary shares of £0.005 each in the capital of the Company;
“Canada Life Scheme” means The Magicard Group Life Assurance Plan, the group life assurance arrangement with Canada Life Limited provided by Magicard Ltd and Magicard Holdings Limited;
“Commercial Information” means all information at any time belonging to, or under the control of, any Group Company which has at any time been used or intended to be used for the purpose of the Business (or any aspect of it), including information relating to:
(a)Know-How, trade secrets, ideas, computer systems and computer software of any Group Company;
(b)secret or confidential operations, processes or dealings of any Group Company;
(c)future products, business development or planning commercial relationships and negotiations of any Group Company; and
(d)customer names and lists, sales targets and statistics of any Group Company;
“Company” means Magicard Holdings Limited, a private company limited by shares incorporated in England and Wales with registered number 10167498;
“Completion” means completion of the sale and purchase of all the issued shares in the capital of the Company in accordance with this Agreement;
“Completion Date” means the date of this Agreement;

“Consideration” means the consideration for the sale of the Shares as stated in clause 3.1;
“Contract” means any legally binding agreement or commitment;
“Contractor” means any person whose services are or have been provided to any Group Company in the 12 months prior to the date of this Agreement (whether purportedly or substantially) as a self-employed contractor directly or indirectly through a personal service company, “umbrella” company or any employment business;
“Covenantors” means Ian Cliffe, Simon Craddock, Debbie Clark, Gordon Hague, and, Andrew Cornelius;
“COVID-19” means coronavirus (as that term is defined in section 1 Coronavirus Act 2020) and the disease which can be caused by coronavirus, as so defined;
“COVID-19 regulation” means Applicable Law and governmental guidance published in any relevant jurisdiction as a consequence of COVID-19;
“D Ordinary Shares” means the 96,347 D ordinary shares of £0.01 each in the capital of the Company;
“Data Protection Laws” means all Applicable Laws relating to data protection, the processing of personal data, privacy and electronic communications which is or has been from time to time applicable to any Group Company, and for the purposes of paragraph 4 of part 3 of schedule 4 references to “controller”, “data subjects”, “personal data”, “personal data breach”, “process”, “processed”, “processing” and “processor” have the meanings set out in, and will be interpreted in accordance with, such Applicable Laws;
“Data Room Information” means the documents made available by or on behalf of the Sellers to the Buyer in the virtual data room provided by Datasite Diligence entitled “Optimus 21” to the extent that such documents are listed in the index of data room documents in the agreed form and accessible in readable form from the Data Room USBs;
“Data Room USBs” means the two identical USBs containing the Data Room Information as at 12.30pm on 18 May 2021;
“Disclosed” means facts, matters or other information fairly disclosed (with sufficient details to enable a reasonable buyer to identify and evaluate the nature, scope and effect of the fact, matter or other information concerned) by the Disclosure Documents (and “Disclosure” shall be construed accordingly);
“Disclosure Documents” means the Disclosure Letter (including the general disclosures contained therein), the two identical bundles of documents collated by or on behalf of the Warrantors, the outside covers of each of which have been signed for identification by or on behalf of the Warrantors and the Buyer, and the Data Room Information;
“Disclosure Letter” means the disclosure letter from the Warrantors to the Buyer, dated with the date of this Agreement;
“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, claim, right of pre-emption, hypothecation, security interest, title retention or any other security agreement or arrangement or other preferential arrangement having similar effect, or any agreement to create any of the above;
“Facilities Agreement” means the facilities agreement between, amongst others, (i) the Company as parent, original borrower and original guarantor, (ii) The Royal Bank of Scotland Plc as arranger for National Westminster Bank Plc, (iii) National Westminster Bank Plc as original lender, (iv) The Royal Bank of Scotland as original ancillary lender, and (v) The Royal Bank of Scotland Plc as agent, hedge counterparty and Security Agent (as such terms are defined therein), dated 26 May 2016 (as amended and restated on 23 August 2016 and as further amended by amendment letters dated 18 December 2019, 27 March 2020, 29 June 2020 and 10 December 2020);
“Group” means collectively the Company and each of the Subsidiaries (and a reference to “Group Company” shall be construed accordingly);
“HMRC” means HM Revenue and Customs;

“HR Claim” means a Warranty Claim in respect of the Warranties included at parts 6 and 7 of schedule 4;
“Institutional Sellers’ Representative” has the meaning given in clause 13.1;
“Inventory” means the Inventory (as defined in paragraph 13.1 of FRS 102) of each Group Company;
“Know-How” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications or any other matters made, devised, developed or discovered by any Group Company, alone or with one or more others, relating to or otherwise in connection with the Business;
“LDC Affiliates” means each of the Institutional Sellers and:
(a)any Associates of the Institutional Sellers or any funds managed by them or any of their Associates; and
(b)any general partner, trustee, nominee, employee, director, officer or consultant of or to any Institutional Seller or any Associate of any Institutional Seller or of any fund managed by them or any of their Associate, provided that: (i) Associates of the Institutional Sellers shall for this purpose not include the Lloyds Banking Group plc or any of its subsidiary undertakings (other than the Institutional Sellers); or (ii) direct or indirect portfolio or investee companies of any such LDC Affiliates, shall each be excluded;
“Leakage” means any of the following which occur on or after the Locked Box Date but on or before Completion to the extent that it does not constitute Permitted Leakage:
(a)any Encumbrance being granted, created or allowed to arise by any Group Company over any of its assets in favour of any Seller or any Leakage Party of such Seller, or the entitlement of any Seller or any Leakage Party of such Seller for such Encumbrance to be granted, created or allowed to arise, or payments in respect thereof from a Group Company;
(b)any dividend or other distribution (whether in cash, stock or in kind or profits, capital or assets) being authorised, declared, paid or made by a Group Company to or for the benefit of any Seller or any Leakage Party of such Seller;
(c)any payment being made by a Group Company to any Seller or any Leakage Party of such Seller as a result of any share or loan capital or other securities in a Group Company being issued, redeemed, sub-divided, consolidated, returned, purchased or repaid;
(d)any payments made or any assets being transferred or liabilities assumed, indemnified, increased or guaranteed, in each case by any Group Company in favour of or for the benefit of any Seller or any Leakage Party of such Seller;
(e)any Group Company waiving, deferring or releasing all or any part of any outstanding debt or liability owed to it by any Seller or any Leakage Party of such Seller;
(f)the receipt by any Seller or any Leakage Party of such Seller from any Group Company, of any fees (including any management, monitoring, advisory professional fees and expenses or any other fee or bonuses, including any retention or other bonuses in respect of the transactions contemplated by this Agreement);
(g)any Group Company paying or incurring or becoming liable for any finder’s fees, brokerages or other commissions or any bonuses, fees, costs or expenses (including professional advisors’ fees) in respect of the transactions contemplated by this Agreement (any such amounts being deemed for this purpose to have been paid on behalf of the Sellers in proportion to the consideration due to them under clause 3.1);
(h)any emoluments (including salary, fees, bonuses and pension contributions) and expenses being paid or accrued to the Sellers or any Leakage Party by, or on behalf of a Group Company in the performance of the employment, consultancy or other appointment, of such Seller or any Leakage Party with a Group Company;

(i)the agreement or undertaking by any Group Company to do or incur any of the matters set out in (a) to (h) above; and
(j)all Tax and reasonably incurred costs or fees paid or payable by any Group Company in respect of any matter referred to in (a) to (i) above (excluding any VAT to the extent that is it recoverable by a Group Company);
“Leakage Party” means in relation to an Individual Seller, any Associate of that Individual Seller and in relation to the Institutional Sellers, any LDC Affiliates;
“Leasehold Properties” means leasehold properties demised by the Leases;
“Leases” means the leases listed in part 1 and part 3 of schedule 5;
“Licenced Properties” means the licenced properties listed in part 2 of schedule 5;
“Loan Note Amount” means £15,277,343.99, being the principal amount of £11,485,673, together with all accrued interest of £3,791,670.99, outstanding under the Loan Notes as at and including the Completion Date;
“Loan Notes” means the following:
(a)£5,717,292 nominal secured A1 loan notes 2026 of the Company issued to LDC V LP, LDC Parallel V LP, Christopher Thomas, Susan Thomas and Gordon Hague;
(b)£5,717,292 nominal unsecured A2 loan notes 2026 of the Company issued to LDC V LP, LDC Parallel V LP, Christopher Thomas, Susan Thomas and Gordon Hague; and
(c)£51,089 nominal unsecured B loan notes 2026 of the Company issued to Andrew Matko, David Worsdell, Alan Pickering, Andrew Cornelius and Luis de la Cruz;
“Locked Box Accounts” means the unaudited consolidated accounts of the Group, in agreed form, comprising a balance sheet as at the Locked Box Date and a profit and loss account for the period which began on the Accounts Date and ended on the Locked Box Date;
“Locked Box Date” means 31 March 2021;
“Management Accounts” means the monthly management accounts of each Group Company for the period from the Accounts Date to 31 March 2021;
“Material Employee” means a director or officer or other employee of any Group Company who is (i) entitled to a base salary of more than £70,000 (or equivalent) per annum, (ii) a member of the Group’s senior leadership team and/or (iii) has material responsibility for the Group’s design and/or manufacture activities, as carried on by the Group at Completion;
“Modern Slavery Practice” means any practice that amounts to (a) slavery or servitude (each as construed in accordance with Article 4 of the Convention for the Protection of Human Rights and Fundamental Freedoms of 4 November 1950), (b) forced or compulsory labour (as defined by the International Labour Organisation’s Forced Labour Convention 1930 (No. 29) and Protocol), (c) human trafficking or (d) the arranging or facilitation of the travel of another person with a view to that person being exploited;
“Performance Bonuses” means the bonuses payable to employees of Group in connection with their employment with the Group in an aggregate amount of £2,254,136 (including any Tax or employer’s or employee National Insurance contributions due in respect of such payments);
“Permitted Leakage” means:
(a)payments of salary, benefits in kind, fees, bonuses, pension contributions and other emoluments (including life assurance payments, medical insurance, car allowances (including insurances) and holiday pay), director’s fees and expenses made or due to any Seller (or directors appointed by any Institutional Seller) or their Leakage Parties that are due and payable by, or on behalf of a Group Company provided that such payments are (a) in accordance with the terms of their employment or appointment as such terms have been Disclosed and (b) in aggregate do not exceed £130,000;

(b)payments of non-executive directors fees and expenses by, or on behalf of a Group Company provided that such payments are (a) in accordance with the relevant terms of appointment and consultancy arrangements, the terms of which have been Disclosed and (b) in aggregate do not exceed £20,000;
(c)payment of monitoring fees to the Institutional Sellers or any LDC Affiliate and any VAT payable in respect of the monitoring fee in an amount not exceeding £20,000 in aggregate;
(d)accruals of interest on the Loan Notes of £230,000 in aggregate;
(e)payment of the professional fees, expenses or other costs paid or agreed to be paid or incurred or owing (in connection with the Transaction Documents) by any member of the Group not to exceed in the aggregate amount of £324,000 (inclusive of applicable VAT);
(f)the payment of any directors and officers liability insurance premiums or other such insurance by, or on behalf of, a Group Company providing for coverage that is consistent with past practice, the benefit of which is for any Seller provided that such payments in aggregate do not exceed £16,200 (inclusive of applicable VAT);
(g)the payment of the Performance Bonuses to any Seller or their Leakage Parties; and
(h)any payment expressly provided for in the terms of this Agreement (including payments of the principal amount together with the accrued but unpaid interest under the Loan Notes at Completion);
“PSC” means, in relation to an undertaking which is required to keep a register of people with significant control over it or equivalent record, a registrable person or registrable relevant legal entity in relation to that undertaking within the meaning of section 790C Companies Act 2006 (with any applicable modifications);
“Relevant Sale Shares” means in respect of a Seller, that number of Shares set against that Seller’s name in column (B) of parts 1 and 2 of schedule 1;
“Resignation Letters” means the resignation letters in the agreed form between the Company and each of Aylesh Patel and Chris Thomas;
“Restricted Customer” means any person who at any time during the period of 12 months immediately before Completion was:
(a)negotiating with any Group Company for the supply by any Group Company of goods or services; or
(b)a client or customer of any Group Company;
“Restricted Products or Services” means products or services which are directly competitive with or of the type supplied by any Group Company at any time during the period of 12 months immediately preceding Completion;
“Sellers” means together, the Individual Sellers and the Institutional Sellers;
“Sellers’ Solicitors” means CMS Cameron McKenna Nabarro Olswang LLP of Cannon Place, 78 Cannon Street, London, EC4N 6AF (Ref. NAJU);
“Sellers’ Solicitors Client Account” means the bank account in the name CMS CMNO LLP Client Account with Lloyds Bank PLC of Threadneedle Street, London with Account number: 00230949 and Sort Code: 30-00-09;
“Shares” means the A1 Ordinary Shares, A2 Ordinary Shares, B Ordinary Shares, C Ordinary Shares, C1 Ordinary Shares, C2 Ordinary Shares and D Ordinary Shares, comprising all the issued shares in the capital of the Company at Completion;
“ST Loan Note Amount” means:
(a)£95,882.11, being the principal amount of £72,045, together with all accrued interest of £23,837.11, outstanding under the secured A1 loan notes 2026 of the Company; and

(b)£95,882.11, being the principal amount of £72,045, together with all accrued interest of £23,837.11, outstanding under the unsecured A2 loan notes 2026 of the Company, in each case issued to Susan Thomas, as at and including the Completion Date;
“Standard Life Scheme” means the Magicard Ltd Group Flexible Retirement Plan, the group personal pension arrangement with Standard Life Assurance Limited and Standard Life Client Management Limited provided by Magicard Ltd;
“Subsidiaries” means the subsidiary undertakings of the Company at any relevant time (details of the subsidiary undertakings of the Company at the date of this Agreement being set out in parts 2 and 3 of schedule 2) and a reference to a “Subsidiary” is a reference to any one of them;
“Taxation” or “Tax” means:
(a)all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and
(b)any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within (a) above or any late or incorrect return in respect of any such Taxation;
“Taxation Authority” means any government, state or municipality or any local, state, federal, or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;
“Taxation Statute” means any statute (and all regulations and other documents having the force of law under such statute) published, enacted, issued or coming into force on or before the date of this Agreement relating to Taxation;
“Tax Warranties” means the Warranties set out in part 11 of schedule 4;
“Tax Warranty Claim” means a Warranty Claim made in relation to the Tax Warranties;
“Title and Capacity Warranties” means the Warranties set out in paragraphs 1 and 2 of part 1 of schedule 4;
“Transaction Documents” means this Agreement, the Disclosure Letter and any other agreements to be entered into pursuant to the parties’ respective obligations under schedule 3;
“UK GAAP” means those Financial Reporting Standards (including Financial Reporting Standard 102), Statements of Recommended Practice, Statements of Standard Accounting Practice, Urgent Issues Task Force Abstracts and Financial Reporting Council Abstracts adopted or issued by the Financial Reporting Council Limited, and other UK generally accepted accounting practice, as are in each case applicable to the undertaking concerned at the relevant time;
“VAT” means value added tax as provided for in VATA, and any tax imposed in substitution for it;
“VATA” means the Value Added Tax Act 1994;
“Warranties” means the warranties set out in schedule 4, and a reference to “Warranty” shall be construed accordingly;
“Warrantors” means (i) Ian Cliffe, Andrew Cornelius, Simon Craddock, and Gordon Hague, and (ii) in respect of HR Claims only, Debbie Clark;
“Warrantors Representative” has the meaning given in clause 13.5; and
“Warranty Claim” means a claim for breach of any of the Warranties (other than the Title and Capacity Warranties); and
“Wells Fargo Scheme” means the Magicard, US Inc. 401(k) Plan provided by Wells Fargo Bank, N.A.

1.2In this Agreement, unless the context requires otherwise:
1.2.1use of the singular includes the plural and vice versa, and use of any gender includes the other genders;
1.2.2a reference to any specific legislation includes a reference to that legislation as re-enacted, consolidated, replaced or amended; any previous legislation of which it is a re-enactment, consolidation, replacement or amendment; any subordinate legislation made under any of the same (and “legislation” in this clause 1.2.2 includes any statute, statutory provision, regulation, rule or subordinate legislation); and, if it is derived from European Union law or European Union law of or previously of direct effect in the United Kingdom, unless expressly stated otherwise, both as it is enacted by an institution of the European Union and as it forms part of the law of England and Wales as a result of any legislation passed by the UK Parliament relating to the withdrawal of the United Kingdom from the European Union in each case as modified and, unless the context otherwise requires, in force as at the date of this Agreement; and
1.2.3“undertaking” shall have the meaning given in section 1161 Companies Act 2006 save that for the purposes of this Agreement, an undertaking shall include a limited liability partnership.
1.3In this Agreement, unless otherwise stated:
1.3.1any reference to the parties or a recital, clause or schedule is to the parties (and permitted assignees) or the relevant recital, clause or schedule of or to this Agreement;
1.3.2any reference in a schedule, to a part or a paragraph is to a part or a paragraph of that schedule or, where relevant, to a paragraph of that part of that schedule;
1.3.3any reference to an amount in “£” is to an amount in pounds sterling and any reference to an amount in “$” is to the United States dollar;
1.3.4any reference to a “person” includes an individual, firm, partnership, body corporate, corporation, association, organisation, government, state, foundation and trust, in each case whether or not having separate legal personality;
1.3.5any reference to a company’s “annual accounts” shall mean its annual accounts and reports within the meaning of section 471 Companies Act 2006 and shall include the notes to those accounts;
1.3.6“financial year” shall be construed in accordance with section 390 Companies Act 2006;
1.3.7“wholly-owned subsidiary” shall have the meaning given in section 1159(2) Companies Act 2006;
1.3.8“group undertaking” and “subsidiary undertaking” shall have the respective meanings given in section 1161(5) and section 1162 Companies Act 2006, save that for the purposes of this Agreement, an undertaking shall be treated as a member of another undertaking if any of the shares in that other undertaking are registered in the name of another person (or its nominee) as security (or in connection with the taking of security) from the first undertaking or any of that first undertaking’s subsidiary undertakings;
1.3.9any reference to an English legal term or concept, or any court, official, governmental or administrative authority or agency in England, includes in respect of any jurisdiction other than England a reference to whatever most closely approximates to it in that jurisdiction; and
1.3.10any reference to an individual includes a reference to his personal representatives, on whom this Agreement shall be binding.
1.4In this Agreement, the clause, schedule and paragraph headings are included for convenience only and shall not affect the interpretation of this Agreement.
1.5The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules and recitals.

1.6Any reference in this Agreement to a document being “in the agreed form” means a document in a form agreed by the parties before the signing of this Agreement and either entered into on the date of this Agreement by the relevant parties or initialled by the parties (or on their behalf).
1.7Unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Warrantors (or similar expression) (for example, by using expressions such as “so far as the Warrantors are aware”), each Warrantor will be deemed to have such Warrantor’s knowledge, information, belief or awareness as such Warrantor would have obtained had such Warrantor made all reasonable enquiries of each of the other Warrantors and of Simon Laws and Shaun Cody.
1.8In this Agreement, the words “other”, “including”, “includes”, “include”, “in particular” and any similar words shall not limit the general effect of words that precede or follow them and the ejusdem generis rule shall not apply.
1.9An obligation on a party to procure or ensure the performance or standing of another person will be construed as a primary obligation of that party.
1.10Where any provision of this Agreement is qualified or phrased by reference to “material” or “materiality”, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the business of the Group taken as a whole.
1.11References to this Agreement are references to this Agreement as varied from time to time in accordance with clause 15.2 and as assigned (in accordance with clause 10) from time to time.
1.12Any reference to: (i) time of day is to London time; and (ii) a day is to a period of 24 hours running from midnight to midnight.
1.13The Institutional Sellers are parties to this Agreement only for the purposes of:
1.13.1selling the Shares set out opposite their names in column (B) of part 1 and part 2 of schedule 1 pursuant to clause 2;
1.13.2giving the Title and Capacity Warranties, in accordance with clause 5.1.1;
1.13.3their obligations relating to Leakage contained in clause 6;
1.13.4agreeing to bound by the obligations in clauses 9 (Further Assurance), 10.3 (Assignment), 11 (Announcements and Confidentiality), 13.1 to 13.4 (Institutional Sellers’ Representative), 14 (Notices) and 15 (General);
1.13.5their obligations set out in clauses 2 (Agreement for Sale), 4 (Completion), 8 (Payments), schedule 3 and schedule 7;
1.13.6having the benefit of this Agreement,
and subject thereto the Institutional Sellers shall have no obligations or liabilities pursuant to this Agreement. For the avoidance of doubt, the Institutional Sellers shall have no liability for any breach or non-observation of any Transaction Document by any other party.

2.AGREEMENT FOR SALE
2.1Subject to the terms of this Agreement, at Completion each Seller shall sell with full title guarantee, and the Buyer shall buy, that Seller’s Relevant Sale Shares.
2.2Each Seller shall sell or procure to be sold such Seller’s Relevant Sale Shares free from all Encumbrances and with all rights and profits attaching or accruing to them at Completion, including the right to receive all dividends and other distributions declared, made or paid, or agreed to be made or paid, after Completion.
2.3The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.
2.4Each Seller covenants that he has the right to sell and transfer or procure to be sold and transferred the legal and beneficial title to such Seller’s Relevant Sale Shares on the terms of this Agreement and waives all rights of pre-emption or other right or option over any of the Shares, whether conferred by the articles of association of the Company or in any other way and will procure the irrevocable waiver of any such right or option conferred on any other party who is not a party to this Agreement.

3.CONSIDERATION
3.1The aggregate purchase price for the Shares is the sum of £21,943,117.28 (the “Consideration”), which shall be paid in cash, and each Seller shall be entitled to receive that amount as is set against such Seller’s name in column (C) of parts 1 and 2 of schedule 1 of such aggregate purchase price.
3.2Any amount paid by or on behalf of any of the Sellers in respect of any claim for any breach of this Agreement or pursuant to any indemnity or undertaking to pay any amount under this Agreement shall, to the extent permitted by law, be deemed to reduce the purchase price payable for the Shares for that Seller by, and be a repayment of, that amount.

4.COMPLETION
4.1Completion shall take place at the offices of the Sellers’ Solicitors immediately after this Agreement is executed.
4.2At Completion the Sellers and the Buyer shall comply with their respective obligations set out in clause 8 and schedule 3.
4.3Notwithstanding Completion:
4.3.1each provision of this Agreement (and any other document referred to in it) not performed at or before Completion but which remains capable of performance;
4.3.2the Warranties; and
4.3.3all covenants and other undertakings contained in or entered into pursuant to this Agreement, will remain in full force and effect and (except as otherwise expressly provided in this Agreement) without limit in time.
4.4With effect from and after Completion (but not before), each Seller irrevocably and unconditionally appoints the Buyer by way of security as his/her lawful attorney (and to the complete exclusion of any rights that he/she may have in that regard) for the purpose of:
4.4.1exercising any and all voting and other rights and receiving any benefits and entitlements (including, for the avoidance of doubt, the receipt of any dividends or other distributions) which attach to or arise in respect of his/her Relevant Sale Shares on that Seller’s behalf and as that Seller’s proxy, including at any general meeting of the shareholders of the Company (including meetings of the members of any particular class of shareholder);
4.4.2receiving notices of and attending all meetings of any members of the Company;
4.4.3completing and delivering on behalf of that Seller all such consents to short notice, written resolutions and proxies as the Buyer considers necessary or desirable for the purpose of any meeting of the Company;
4.4.4dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of those Relevant Sale Shares or received in connection with those Relevant Sale Shares from the Company or any other person; and
4.4.5generally approving or executing documents and doing any acts or things in relation to any of the Relevant Sale Shares as the attorney thinks fit in that Seller’s name that can be done in that Seller’s capacity as registered holder of the Shares (including, without limitation, signing any resolution as registered holder of his/her Relevant Sale Shares), in each case on and from the date of Completion until the date upon which the Buyer (or its nominee) is entered in the register of members as the holder of the Shares.

4.5With effect from Completion, each Seller undertakes with the Buyer:
4.5.1to hold his/her Relevant Sale Shares upon trust for the Buyer as beneficial owner;
4.5.2to promptly account to the Buyer for all dividends, interest, bonuses, in specie or other distributions or payments of whatever nature paid or made to that Seller in respect of his/her Relevant Sale Shares;
4.5.3not to exercise, attempt or agree to exercise any rights, powers or privileges attaching to his/her Relevant Sale Shares or exercisable in the capacity of registered holder of such Shares without the Buyer’s prior written consent; and
4.5.4promptly, on receipt, to deliver to the Buyer any notice, resolution, letter or other document of any nature whatsoever relating to his/her Relevant Sale Shares which the Seller receives after the date of this instrument.
4.6Schedule 7 will apply in relation to claims by any Seller and their Associates against the Company or any other Group Company.

5.WARRANTIES
5.1As at the date of this Agreement:
5.1.1each of the Sellers severally (but not jointly nor jointly and severally) warrants in respect of such Seller and such Seller’s Shares only (and not in respect of any other Seller or other Shares) to the Buyer in the terms of the Title and Capacity Warranties; and
5.1.2subject to clause 5.4, each of the Warrantors severally (but not jointly nor jointly and severally) warrants to the Buyer in the terms of all the Warranties (other than the Title and Capacity Warranties).
5.2Each of the Warranties shall be construed independently and shall not be limited or restricted by reference to any other Warranty or by any other term or thing in this Agreement.
5.3The Warrantors waive and release the Company, the Subsidiaries and/or their respective officers, employees, agents and consultants, or any of them, from any and all claims (including for negligence but excluding for fraud) that any of the Warrantors might otherwise have against any of them (regardless of whether any Warrantor presently knows the grounds for any such claim) in respect of any information that any such person has in any capacity supplied to the Warrantors or any of them in connection with the Warranties and/or the information Disclosed. This shall not preclude any Warrantor from claiming against any other Seller under any right of contribution or indemnity to which he may be entitled.
5.4The liability of the Warrantors in respect of any claim under the Warranties shall be limited as provided in schedule 6 but provided always that notwithstanding any other provision of this Agreement, the provisions of this clause 5.4 and schedule 6 shall not apply to any claim made against a Warrantor in the case of any fraud or dishonesty by that Warrantor.
5.5The Buyer warrants to the Sellers that as at the date of this Agreement:
5.5.1it is duly incorporated, organised and validly existing under the laws of Singapore;
5.5.2it has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party, each of which will when executed constitute binding obligations on the Buyer in accordance with their respective terms;
5.5.3the entry into the Transaction Documents and the implementation of the transactions contemplated by the same will not result in:
(a)a violation or breach of any provision of the articles of association of the Buyer;

(b)a breach of, or give rise to a default under, any contract or other instrument to which the Buyer is a party or by which it is bound;
(c)a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Buyer or any of its assets; or
(d)a requirement for the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and cannot be revoked.

6.LEAKAGE
6.1Each Seller (in respect of any Leakage received by or on behalf of that Seller or that Seller’s Leakage Parties) severally undertakes to the Buyer that since the Locked Box Date until Completion there has not been any Leakage. Each Seller severally undertakes to pay in cash to the Buyer within 15 Business Days of a valid written demand from the Buyer an amount equal to the value or amount of any such Leakage actually received (plus any amount of Leakage falling in sub-paragraph (j) of the definition of Leakage if and to the extent such Taxation relates to the amount or value received), provided that any payment pursuant to this clause arising in respect of a deferral (as referred to in limb (e) of the definition of Leakage) shall be treated as a repayment of the amount so deferred and the Buyer shall procure that the relevant Seller’s obligations in respect of the relevant debt or liability is released or waived to the extent of such payment.
6.2A Seller shall not be liable for any claim under clause 6.1 unless notice of a claim is given by the Buyer to the Sellers on or before the date falling 6 months after the date of Completion save in the event of fraud or dishonesty.
6.3The only remedy of the Buyer in respect of Leakage shall be that provided under clause 6.1 and the Buyer shall only be entitled to recover once in respect of any item of Leakage.
6.4Subject to clause 6.6, the liability of each Seller under clause 6.1 shall not exceed the aggregate of (i) any sums or value actually received by or on behalf of such Seller (or any Leakage Party of such Seller) or in respect of which such Seller (or any Leakage Party of such Seller) has benefited; and (ii) any amount of Leakage falling in sub-paragraph (j) of the definition of Leakage if and to the extent such Taxation relates to the amount or value received.
6.5Except as required by law all payments by the Sellers under clause 6.1 will be made free and clear of all deductions and withholdings in respect of Taxation.
6.6If any deduction or withholding is required by law to be made from any payment by any Seller under clause 6.1 or if the Buyer is subject to Taxation in respect of any payment by that Seller under clause 6.1, that Seller shall pay to the Buyer such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation.
6.7In the event of the assignment of this Agreement by the Buyer, the Sellers’ liability to the assignee under clause 6.6 will be no greater than it would have been to the Buyer.

7.PROTECTION OF GOODWILL AND TRADE SECRETS
7.1As further consideration for the Buyer agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Buyer the full benefit and value of the goodwill and connections of the Group, each of the Covenantors undertakes to the Buyer and each Group Company that he will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly):

7.1.1until the date falling 18 months after Completion, carry on or be employed, engaged, an officer of, concerned, interested or in any way assist with any business, within the UK and any other country in which the Company or any Group Company carries on or intends to carry on any Business as at the date of this Agreement, which is or may in any way be in competition with all or any part of the Business, provided that nothing in this clause 7.1.1 shall prevent the Covenantors from holding for investment purposes only not more than five per cent of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000);
7.1.2until the date falling 18 months after Completion, canvass, solicit, interfere with or approach, or cause to be canvassed, solicited, interfered with or approached, any Restricted Customer for the sale or supply of Restricted Products or Services;
7.1.3until the date falling 18 months after Completion, deal or contract with any Restricted Customer in relation to the sale or supply of Restricted Products or Services;
7.1.4until the date falling 18 months after Completion, interfere, or seek to interfere, with the continuance of supplies to any Group Company from any supplier who has been supplying goods or services to that Group Company at any time during the 12 months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;
7.1.5until the date falling 18 months after Completion, solicit or offer employment to or offer to conclude any contract of services with any Material Employee or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to solicit or entice any Material Employee to terminate their employment with the Company or any of the Subsidiaries provided always that this clause 7.1.5 shall only apply in relation to persons who were so employed at Completion or at any time during the period of 6 months immediately preceding Completion and shall not prohibit soliciting by means of any bona fide general advertisement that is not specifically directed to any such Material Employee, or by means of a search firm or employment agency or responding to any unsolicited approach by any Material Employee; or
7.1.6at any time after Completion use as a trade or business name or mark, use as or include in a domain name for any web site, or carry on a business under a title containing the term “Magicard” or use any trading style or get up which is confusingly similar to that used by the Group as at Completion.
7.2The provisions of clause 7.1 shall not prevent a Covenantor from the fulfilment of his duties as an employee or director of the Group after Completion (where relevant).
7.3Each undertaking contained in clause 7.1 shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking.
7.4Whilst the undertakings in clause 7.1 are considered by the Buyer and the Covenantors to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid or unlawful or in any way an unreasonable restraint of trade, but would have been held to be valid if part of the wording were deleted, the undertakings shall apply with the minimum modifications necessary to make them valid and effective and the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind each of the Covenantors.
7.5Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach of clauses 7.1, it being acknowledged that an award of damages might not be an adequate remedy in the event of such a breach.

8.PAYMENTS
8.1Payments to be made to the Sellers (or any of them) under this Agreement shall be made in pounds sterling by electronic transfer of immediately available funds to the Sellers’ Solicitors’ Client Account or to such other account as the Institutional Sellers’ Representative shall notify the Buyer of in writing not less than three Business Days prior to any payment.
8.2Payments to be made to the Buyer under this Agreement (if any) shall be made in pounds sterling by electronic transfer of immediately available funds to the Buyer’s Solicitors or to any other single account of which the Buyer gives the Institutional Sellers’ Representative and/or the Warrantors’ Representative (as applicable) at least three Business Days’ notice prior to any such payment.
8.3The Sellers confirm and agree that the Company is authorised on behalf of Susan Thomas to receive the ST Loan Note Amount, and that payment of the ST Loan Note Amount to the Sellers’ Solicitors’ Client Account will be a good and sufficient discharge to the Buyer in respect thereof. Following receipt in the Sellers’ Solicitors’ Client Account of the ST Loan Note Amount, the Sellers shall procure that the Company shall promptly pay to Susan Thomas the ST Loan Note Amount in full in cash by electronic transfer of immediately available funds.
8.4Payment of any sum to a party in accordance with clause 8.1 or clause 8.2 or clause 8.3 will discharge the obligations of the paying party to pay the sum in question and the paying party shall not be concerned to see the application of the monies so paid.

9.POST-COMPLETION
9.1The Buyer shall procure that the Company shall (i) pay the Performance Bonuses less any employers’ National Insurance contributions via payroll after making deductions for income tax and employees National Insurance contributions (allocated in such amounts as have been notified to the Buyer by Ian Cliffe) by no later than 15 June 2021; and (ii) account to HMRC in respect of any Tax and National Insurance contributions due in relation to the payment of the Performance Bonuses as soon as reasonably practicable thereafter.
9.2For the avoidance of doubt, the maximum amount payable by the Company in respect of the Performance Bonuses (including any Tax or employer’s or employee National Insurance contributions) shall be £2,254,136.
9.3The Warrantors agree to use all reasonable endeavours to procure that as soon as reasonably practicable following Completion:
9.3.1the Company and ValueLabs (UK) Limited shall enter into the intellectual property assignment agreement in a form acceptable to the Buyer (acting reasonably); and
9.3.2the Company shall file at Companies House a form SH06 and a duly stamped Form SH03 in relation to the buyback by the Company of 38,462 C ordinary shares from Richard Scott on 31 July 2019 in a form acceptable to the Buyer (acting reasonably).
9.4Each party shall from time to time on being required to do so by another party, as soon as practicable following written request and at the sole cost and expense of the requesting party, do or procure the doing of all such acts and/or execute or procure the execution of all such documents as are necessary so as to give full effect to this Agreement and the Transaction Documents (or to such parts of the same as remain operative after termination).

10.ASSIGNMENT
10.1This Agreement shall be binding on and enure for the benefit of the personal representatives, successors in title and permitted assignees of the parties and references to the parties shall be construed accordingly.
10.2The Buyer may not assign, transfer, charge or deal in any way with the benefit of, or any of their respective rights under or interest in, this Agreement except with the prior written consent of the Institutional Sellers’ Representative and the Warrantors’ Representatives, save that the Buyer may assign (in whole or in part) the benefit of this Agreement:
10.2.1to any of its Associates provided that if such assignee ceases to be an Associate of the Buyer all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Buyer immediately before such cessation and provided that, any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and the Sellers shall not be under any greater obligation or liability than if such assignment had never occurred; and
10.2.2to a bank or other financial institution which has or may agree to advance credit facilities to the Buyer or any of its Associates, provided that no such assignment shall increase the liability of a Seller hereunder.
10.3The Sellers may not assign, transfer, charge or deal in any way with the benefit of, or any of their respective rights under or interest in, this Agreement except with the prior written consent of the Buyer, save that any Institutional Sellers may assign (in whole or in part) the benefit of this Agreement to any of its Associates, including LDC Affiliates, provided that if such assignee ceases to be an Associate or LDC Affiliate of that Institutional Seller all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to that Institutional Seller immediately before such cessation and provided that any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and the Buyer shall not be under any greater obligation or liability than if such assignment had never occurred.
10.4Any purported assignment in breach of this clause 10 shall be void and confer no rights on the purported assignee.

11.ANNOUNCEMENTS AND CONFIDENTIALITY
11.1Each of the Covenantors and the Institutional Sellers severally undertakes to the Buyer and each Group Company that such Seller will not at any time after Completion make use of, disclose or cause any unauthorised disclosure to any person (except those authorised by the Buyer in writing to know) of any Commercial Information.
11.2Each of the Sellers severally undertakes with the Buyer, and the Buyer undertakes with each of the Sellers, to keep confidential (except as expressly provided in this Agreement) at all times after the date of this Agreement, and not directly or indirectly reveal or disclose, any confidential information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:
11.2.1the negotiations leading to the execution of this Agreement and/or any Transaction Document;
11.2.2the subject matter and/or details of this Agreement and/or any Transaction Document; or
11.2.3(in the Sellers’ case) the Buyer or (in the Buyer’s case) the Sellers.
11.3The prohibition in clauses 11.1 and 11.2 do not apply:
11.3.1to information included in the press release in the agreed form;
11.3.2if the Institutional Sellers’ Representative and the Warrantors’ Representative and the Buyer have each given their prior written consent to the disclosure;
11.3.3if the information was in the public domain before it was furnished to the relevant party or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this clause or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;
11.3.4if disclosure is necessary in order to comply with applicable legislation, regulatory requirements or to obtain tax or other clearances or consents from HMRC or other relevant Taxation Authority;
11.3.5if disclosure is pursuant to paragraph 14.1.4(a) of schedule 6; or
11.3.6if disclosure is required to enable that party to enforce its rights under this Agreement,

provided that any such information disclosable pursuant to clause 11.3.4 shall be disclosed (unless such consultation is prohibited by applicable law or regulatory requirements) only after consultation with the Buyer or the Institutional Sellers’ Representative and the Warrantors’ Representative (as the case may be).
11.4In addition:
11.4.1the Institutional Sellers may disclose on a confidential basis information otherwise required by clauses 11.1 and 11.2 to be treated as confidential to:
(a)any LDC Affiliate and Associates thereof (excluding any portfolio companies of investment funds managed by such Institutional Seller or LDC Affiliates), or any investors in any Institutional Seller or in any LDC Affiliate; and
(b)any of their participants or investors and/or any investor or potential investor in any fund managed or advised by the Institutional Seller, in each case as part of its customary reporting or other internal procedures;
11.4.2the Individual Sellers may disclose information otherwise required by clauses 11.1 and 11.2 to be treated as confidential in the ordinary and proper course of their roles as employees and consultants of any member of the Buyer’s Group.
11.5Notwithstanding clause 11.2, the Buyer (and any member of the Buyer’s Group) shall be permitted to provide information otherwise required to be kept confidential under this Agreement:
11.5.1to a proposed purchaser of, or investor in, the Buyer’s Group or any part of it (or their advisers, agents and representatives) on the basis that the recipient keeps the information confidential;
11.5.2in a prospectus, listing particulars, admission document or other similar document in connection with the application for admission to trading or to list (or equivalent) of any securities in any member of the Buyer’s Group on any recognised stock exchange to the extent required for the purposes of that application;
11.5.3in any disclosure that is required to be filed with the Securities and Exchange Commission regarding this Agreement and/or the transactions contemplated thereby and related press releases; and
11.5.4to any provider of finance or potential provider of finance to any member of the Buyer’s Group (or to their advisers, agents and representatives) or to a security trustee or agent acting on behalf of one or several banks or other financial institutions which have entered into, or may enter into, any financing, hedging or loan agreements with any members of the Buyer’s Group, in each case on the basis that the recipient agrees to keep such information confidential.
11.6No party shall make any press release or other public announcement in connection with any of the transactions contemplated by this Agreement except:
11.6.1an announcement in the agreed form or in any other form agreed by the Buyer and the Institutional Sellers’ Representative and the Warrantors’ Representative in writing; and/or
11.6.2made or sent by the Buyer after Completion to a customer, client or supplier of the Group informing it of the Buyer’s purchase of the Shares; and/or
11.6.3any announcement required by any applicable law or regulatory requirements to which any party is subject (including any announcement required by U.S. securities law, the New York Stock Exchange and/or the London Stock Exchange plc and related press releases), provided that, unless such consultation is prohibited by legal or regulatory requirements, it is made only after consultation with the Buyer or the Sellers (as the case may be).

12.COMPANY RECORDS
12.1The Buyer shall procure that, during the two (2) years following Completion:

12.1.1any of the Sellers as may in writing from time to time request it, and its agents, shall on reasonable notice to the Buyer and at that Seller’s expense have access during normal business hours to the books and records of the Group insofar as they relate to the period ending at Completion, and be permitted to take copies from them, for the purpose of that Seller’s compliance with applicable legal and regulatory or Taxation requirements; and
12.1.2use all reasonable endeavours to ensure that such books and records that the Group Company is legally required to preserve remain intact and are not lost, destroyed, corrupted or otherwise made unfit for use in whole or in part.

13.REPRESENTATIVES
Institutional Sellers’ Representative
13.1Each of the Institutional Sellers confirms that the Institutional Sellers’ Representative (being LDC (Managers) Limited or any other person appointed as a replacement in accordance with clause 13.3 (the “Institutional Sellers’ Representative”)) shall be entitled to take any action or make any decision under this Agreement on its behalf, and any such action or decision shall be effective as if it were taken by such Institutional Seller on its own behalf.
13.2Any notice to be given under this Agreement to or by any Institutional Seller may be given to or by the Institutional Sellers’ Representative in accordance with clause 14.
13.3The Institutional Sellers may notify the Buyer that they have chosen a different person to be the Institutional Sellers’ Representative to replace the entity then acting as such. Any such notice shall, notwithstanding clause 13.2, be valid only if signed by (or on behalf of) each Institutional Seller and otherwise shall be given in accordance with clause 14. The change in identity of the Institutional Sellers’ Representative shall take effect five Business Days after notice of the change is received by the Buyer or (if later) on the date (if any) specified in the notice. Until any such notice is received by the Buyer, the Buyer shall continue to be entitled to give notices to, and to rely on notices given (and other actions taken) by, the last Institutional Sellers’ Representative of whom it had actual knowledge.
13.4The Institutional Sellers agree that the Buyer shall be entitled to rely on notices given to and by the Institutional Sellers’ Representative under this Agreement as if given to and by each of the Institutional Sellers (or the relevant Institutional Seller, as appropriate) and shall be entitled to rely on the exercise by the Institutional Sellers’ Representative of any of the other rights and powers conferred on him by this Agreement irrespective of whether the exercise of any of those rights or powers in a particular way, or at all, is consented to or not by any Institutional Seller. The appointment of the Institutional Sellers’ Representative shall be conclusively binding on each Institutional Seller in favour of the Buyer.
Warrantors’ Representative
13.5Each of the Warrantors confirms that the Warrantors’ Representative (being Ian Cliffe or any other person appointed as a replacement in accordance with clause 13.7 (the “Warrantors’ Representative”)) shall be entitled to take any action or make any decision under this Agreement on its behalf, and any such action or decision shall be effective as if it were taken by such Warrantor on its own behalf.
13.6Any notice to be given under this Agreement to or by any Warrantor may be given to or by the Warrantors’ Representative in accordance with clause 14.
13.7The Warrantors may notify the Buyer that they have chosen a different person to be the Warrantors’ Representative to replace the entity then acting as such. Any such notice shall, notwithstanding clause 13.6, be valid only if signed by (or on behalf of) each Warrantor and otherwise shall be given in accordance with clause 14. The change in identity of the Warrantors’ Representative shall take effect five Business Days after notice of the change is received by the Buyer or (if later) on the date (if any) specified in the notice. Until any such notice is received by the Buyer, the Buyer shall continue to be entitled to give notices to, and to rely on notices given (and other actions taken) by, the last Warrantors’ Representative of whom it had actual knowledge.

13.8The Warrantors agree that the Buyer shall be entitled to rely on notices given to and by the Warrantors’ Representative under this Agreement as if given to and by each of the Warrantors (or the relevant Warrantors, as appropriate) and shall be entitled to rely on the exercise by the Warrantors’ Representative of any of the other rights and powers conferred on him by this Agreement irrespective of whether the exercise of any of those rights or powers in a particular way, or at all, is consented to or not by any Warrantor. The appointment of the Warrantors’ Representative shall be conclusively binding on each Warrantor in favour of the Buyer.

14.NOTICES
14.1Any notice, consent or other communication given under this Agreement shall be in writing and in English and signed by or on behalf of the party giving it, and shall be delivered by hand (and for such purposes delivery by courier shall be regarded as delivery by hand) or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) in accordance with the details set out below (and, for the avoidance of doubt, may not be given by email):
14.1.1to the Buyer:
For the attention of: Scott Vuchetich, Vice President and General Manager, c/o Precision Dynamics Corporation, 25124 Springfield Court, Suite 200, Valencia, CA 91355
with a copy (which shall not constitute notice) to the Buyer’s Solicitors (ref: 203059.000625) marked for the attention of Antony Walsh at Eversheds Sutherland (International) LLP;
14.1.2to the Institutional Sellers (or any of them) and the Institutional Sellers’ Representative:
For the attention of: The General Counsel at LDC (Managers) Limited, One Vine Street, London, W1J 0AH
with a copy (which shall not constitute notice) marked for the attention of Narinder Jugpal at CMS Cameron McKenna Nabarro Olswang LLP (ref: 0X4055.01252);
14.1.3to the Individual Sellers (or any of them) other than where such Individual Seller is also Warrantor (in which case clause 14.1.4 shall apply):
The address set out in part 1 of schedule 1; and
14.1.4to the Warrantors (or any of them) and the Warrantors’ Representative:
For the attention of: Ian Cliffe at Magicard Ltd, Waverley House, Hampshire Road, Granby Industrial Estate, Weymouth, England, DT4 9XD
with a copy (which shall not constitute notice) marked for the attention of Narinder Jugpal at CMS Cameron McKenna Nabarro Olswang LLP (ref: 0X4055.01252).
14.2The parties may from time to time notify each other of any other person or address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.
14.3Any notice, consent or other communication given in accordance with clause 14.1 will be deemed to have been served: (i) if given by prepaid recorded or special delivery post, at 9.00am on the second Business Day after the date of posting; (ii) if given by prepaid international recorded airmail if sent internationally, at 9.00am on the fifth Business Day after the date of posting; and (iii) if delivered by hand, at the time the notice is delivered to or left at that party’s address, provided in each case that a notice deemed to be served after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.
14.4In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally), as the case may be.

14.5The provisions of this clause 14 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.
14.6Any notice or other communication addressed to a deceased Seller or to a deceased Seller’s personal representatives, notwithstanding that no grant of representation has yet been made in respect of such Seller’s estate, at the Seller’s address in accordance with this clause or at such other address as may have been notified by the personal representatives in writing to the sender as being their address for service, and otherwise served in accordance with this clause 14, will be deemed valid service to that Seller.

15.GENERAL
Waiver
15.1No delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, shall be deemed to be, or be construed as, a waiver of that or any other right, power, privilege, claim or remedy, or operate so as to bar the enforcement, exercise or pursuance of that or any other right, power, privilege, claim or remedy, in any other instance at any other time. Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor.
Variation
15.2No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party but no variation will require the consent of any Group Company.
Third Party Rights
15.3Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third parties) Act 1999 except that the Company, the Subsidiaries and their respective officers, employees, agents and consultants shall be entitled with the Buyer’s prior written consent to enforce clauses 5.3, 7 and 11, and all other provisions of this Agreement necessary to give due effect to such rights, but this Agreement may be amended or varied by the parties in any way, or terminated, in accordance with its terms without any such person’s consent.
Severance and Independent Advice
15.4Each of the provisions of this Agreement is severable. Accordingly, if any provision of this Agreement is found by any court or administrative or regulatory body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.
15.5If any provision of this Agreement is so found to be invalid or unenforceable, but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.
15.6Each of the Sellers and the Buyer acknowledges that he/it has entered into this Agreement on an arm’s length basis and that he/it has taken independent legal advice in so doing.
Cumulative Rights
15.7The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.
Several Liability
15.8Unless expressly provided otherwise, all obligations entered into and liabilities incurred by the Sellers in or under this Agreement are entered into or incurred by each of them severally (and not jointly or jointly and severally).
No Merger

15.9The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.
Counterparts
15.10This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective until each of the parties has executed at least one counterpart.
Entire Agreement
15.11This Agreement and any other Transaction Documents constitute the whole and only agreement and understanding between the parties in relation to the subject matter of this Agreement and the matters described in the other Transaction Documents and no party has entered into this Agreement in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by another party or any other person and whether made to the first party or any other person) which is not expressly set out in this Agreement. Except in the case of fraud or dishonesty, all previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties (or any of them) with any bearing on the subject matter of this Agreement are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent that they have such a bearing.
15.12Except in the case of fraud or dishonesty, the Buyer shall not, and shall procure that its Associates shall not, make any claim (and irrevocably and unconditionally waives any right to bring such a claim) against the Sellers, the Company and their respective officers, employees, agents and consultants in relation to the subject matter of this Agreement other than expressly provided for in this Agreement.
15.13No party (other than another of the Institutional Sellers or the Institutional Sellers’ Representative) can act, or is acting, as agent for the Institutional Sellers in any circumstance including but not limited to any pre-Completion discussions or diligence enquiries that have been undertaken.
15.14Nothing in clauses 15.11 or 15.13 will be interpreted or construed as limiting or excluding the liability of any person for fraud or fraudulent misrepresentation.
Sellers’ aggregate liability
15.15Except in the case of fraud or dishonesty on the part of that Seller, the total aggregate liability of each Seller in respect all claims under this Agreement (other than a claim in relation to Leakage) (excluding for interest and legal, professional and other costs and expenses reasonably and properly incurred relating to the claims) shall not exceed the amount of Consideration actually received by that Seller pursuant to clause 3.1.
Release
15.16The Buyer may release or compromise the liability of, or grant time or any other indulgence to, any person who is a party to this Agreement without in any way prejudicing or affecting the liability (whether joint and several or otherwise) of any other person who is a party to this Agreement.
Interest
15.17If any party becomes liable to pay any sum pursuant to this Agreement, whether a liquidated sum or by way of damages or otherwise, such party will pay interest on that sum at 2 per cent per annum above the base lending rate from time to time of Lloyds Bank plc from the due date until the date of payment (whether before or after judgment), such interest to accrue on a daily basis. Such party will pay the interest together with the overdue sum.
Costs
15.18Except as otherwise stated in this Agreement, each party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement. Without prejudice to the generality of the foregoing, all stamp, transfer and registration taxes, duties and charges and all (if any) notarial fees payable in connection with the execution of this Agreement (and the sale of the Shares) shall be payable by the Buyer.
Applicable Law, Jurisdiction and Service of Proceedings
15.19The validity, construction and performance of this Agreement and any claim, dispute or matter (whether contractual or non-contractual) arising under or in connection with this Agreement or its enforceability shall be governed by and construed in accordance with the law of England and Wales.
15.20Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.
15.21The Buyer irrevocably appoints B.I. (UK) Limited of Wildmere Industrial Estate, Banbury, Oxfordshire, OX16 3JU as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by the Buyer). If for any reason that agent ceases to be able to act as agent or no longer has an address in England or Wales, The Buyer shall promptly appoint another person as a replacement agent and shall give notice to the other parties of the new agent’s name and address within England and Wales.
15.22Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

THIS AGREEMENT has been executed as a deed by or on behalf of the parties and delivered on the date stated at the top of page 1.

SIGNATURES

BUYER

Executed as a deed by

Executed as a deed by
Aaron James Pearce
for and on behalf of
BRADY CORPORATION ASIA PTE. LTD	/s/ AARON JAMES PEARCE
Aaron James Pearce
Director / Duly Authorised Signatory

in the presence of:
Witness Name: Suzanne M. Benevenga
/s/ SUZANNE M. BENEVENGA
Suzanne M. Benevenga

INSTITUTIONAL SELLERS

Executed as a deed by
LDC (NOMINEES) LIMITED
as nominee of
LDC V LP	/s/ STEVE ASTON
acting by	Steve Aston
LDC (MANAGERS) LIMITED	Director / Duly Authorised Signatory

in the presence of:
Witness Name: Rachel Aston
/s/ RACHEL ASTON
Rachel Aston

Executed as a deed by
LDC PARALLEL (NOMINEES) LIMITED
as nominee of
LDC PARALLEL V LP	/s/ STEVE ASTON
acting by	Steve Aston
LDC (MANAGERS) LIMITED	Director / Duly Authorised Signatory

in the presence of:
Witness Name: Rachel Aston
/s/ RACHEL ASTON
Rachel Aston

Executed as a deed by
LDC PARALLEL (NOMINEES) LIMITED
as nominee of
LDC EQUITY V LP	/s/ STEVE ASTON
acting by	Steve Aston
LDC (MANAGERS) LIMITED	Director / Duly Authorised Signatory

in the presence of:
Witness Name: Rachel Aston
/s/ RACHEL ASTON
Rachel Aston

INDIVIDUAL SELLERS

Executed as a deed by
RICHARD SCOTT acting by an
attorney appointed under a power of
attorney dated 10 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
CHRISTOPHER THOMAS acting by an
attorney appointed under a power of
attorney dated 10 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
ANDREW MATKO acting by an
attorney appointed under a power of
attorney dated 11 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
LUIS DE LA CRUZ acting by an
attorney appointed under a power of
attorney dated 11 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
IAN CLIFFE acting by an

/s/ IAN CLIFFE
Ian Cliffe

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
SIMON CRADDOCK acting by an
attorney appointed under a power of
attorney dated 12 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
DEBBIE CLARK acting by an
attorney appointed under a power of
attorney dated 10 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
GORDON HAGUE acting by an
attorney appointed under a power of
attorney dated 19 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
DAVID WORSDELL acting by an
attorney appointed under a power of
attorney dated 11 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
ANDREW CORNELIUS acting by an
attorney appointed under a power of
attorney dated 10 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe

Executed as a deed by
ALAN PICKERING acting by an
attorney appointed under a power of
attorney dated 10 May 2021	/s/ IAN CLIFFE
Ian Cliffe
Attorney

in the presence of:
Witness Name: Mrs. Kathryn Cliffe
/s/ KATHRYN CLIFFE
Kathryn Cliffe